PROSPECTUS
[Alagasco logo]
                                                               FILED PURSUANT TO
                                                                 RULE 424 (B)(1)
                                                      REGISTRATION NO. 333-67672


                                   ALABAMA GAS CORPORATION

                                  $40,000,000
                       6.25% Notes due September 1, 2016

                                  $35,000,000
                       6.75% Notes due September 1, 2031

                               ----------------

   The 15-year notes will mature on September 1, 2016 and bear interest at a rate of 6.25% per year. However, we can redeem the 15-year notes at our option on or after September 1, 2004 in whole or in part at 100% of the principal amount being redeemed plus any accrued interest to the redemption date.

   The 30-year notes will mature on September 1, 2031 and bear interest at a rate of 6.75% per year. However, we can redeem the 30-year notes at our option on or after September 1, 2006 in whole or in part at 100% of the principal amount being redeemed plus any accrued interest to the redemption date.

   Interest on the 15-year notes and the 30-year notes, which we refer to collectively as the "notes," is payable monthly on the first calendar day of each month, beginning on October 1, 2001, and at maturity or earlier redemption.

   We will be required to redeem the notes, subject to individual and aggregate annual principal amount limitations, at the option of the representative of any deceased beneficial owner of the notes at 100% of the principal amount being redeemed plus any accrued interest to the payment date.

   Our timely payment of the regularly scheduled payments of the principal of, and interest on, the notes when due, and of payments in connection with the mandatory redemption of the notes at the option of the representatives of deceased beneficial owners, will be insured by a financial guaranty insurance policy to be issued by Ambac Assurance Corporation simultaneously with the delivery of the notes.

                                  [Ambac logo]

                               ----------------
    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate or complete.Any representation to the contrary is a criminal offense.

                               ----------------

                                        Public offering Underwriting Proceeds to
                                           price (1)    discount (2)   us (3)
                                        --------------- ------------ -----------
Per 15-year note.......................        100.0%          2.1%        97.9%
  Total................................   $40,000,000    $  840,000  $39,160,000
Per 30-year note.......................        100.0%          3.0%        97.0%
  Total................................   $35,000,000    $1,050,000  $33,950,000

--------
(1) Plus accrued interest, if any, from the date of original issue.
(2) We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.
(3) Before deducting expenses, including payment of the insurance premium, payable by us estimated at $2,019,250.
                               ----------------

   We expect that the notes will be ready for delivery in book-entry form only through The Depository Trust Company on or about August 30, 2001.

                               ----------------

A.G. Edwards & Sons, Inc.                            Edward D. Jones & Co., L.P.

                               ----------------

                 The date of this prospectus is August 27, 2001

                               PROSPECTUS SUMMARY

   The following summary is qualified in its entirety by reference to the detailed information appearing elsewhere, or incorporated by reference, in this prospectus. You should carefully read the entire prospectus, including the documents incorporated by reference into it.

Alabama Gas Corporation

   We are the largest natural gas distribution utility in the State of Alabama. We purchase natural gas through interstate and intrastate marketers and suppliers and distribute the purchased gas through our distribution facilities for sale to residential, commercial and industrial customers and other end-users of natural gas. We also provide transportation services to industrial and commercial customers located on our distribution system. These transportation customers, using us as their agent or acting on their own, purchase gas directly from producers, marketers or suppliers and arrange for the delivery of the gas into our distribution system. We charge a fee to transport this customer-owned gas through our distribution system to our customers' facilities. Our business is highly seasonal since a material portion of our total sales and delivery volumes is to customers whose usage varies depending upon temperature. Our present rate structure, however, includes a temperature adjustment to customers' monthly bills which is designed to mitigate the effect of departures from normal temperature on our earnings.

   Our service territory is located in central and parts of north Alabama and includes approximately 185 cities and communities in 27 counties. The aggregate population of the counties we serve is estimated to be 2.3 million people. The cities we serve include Birmingham, the center of the largest metropolitan area in Alabama, and Montgomery, the state capital. We are subject to the jurisdiction of the Alabama Public Service Commission. During fiscal year 2000 (which ended on September 30, 2000), we served an average of 429,368 residential customers and 35,526 commercial, industrial and transportation customers. Our distribution system includes approximately 9,370 miles of main and more than 10,980 miles of service lines, odorization and regulation facilities, and customer meters.

   We were formed in 1948 by the merger of the Alabama Gas Company into Birmingham Gas Company, the predecessors of which had been in existence since the late 1800s. We became publicly held in 1953. Through a corporate reorganization in 1979, we became a subsidiary of Energen Corporation, a New York Stock Exchange-listed company (ticker symbol: EGN). Energen is not guaranteeing or otherwise obligated to make any payments in respect of the notes.

   Both Alabama Gas and Energen are incorporated under the laws of Alabama, and our executive offices are located at 605 Richard Arrington Jr. Blvd. North, Birmingham, Alabama 35203 and our telephone number is (205) 326-8100.

The Offering

Notes Offered.............    We are offering $75,000,000 aggregate principal
                              amount of notes. We are offering $40,000,000 of 15-year notes bearing interest at a rate of 6.25% per year and $35,000,000 of 30-year notes bearing interest at a rate of 6.75% per year.

Interest Payment Dates....    We will pay interest on the notes of each series
                              monthly in arrears on the first calendar day of each month beginning on October 1, 2001.

Record Dates..............    We will make interest payments to the holders of
                              notes of each series who hold those notes as of the close of business on the fifteenth calendar day of the month preceding the month in which the applicable interest payment date falls as well as upon presentation and surrender at maturity or earlier redemption.

Date of Maturity..........    The 15-year notes will mature on September 1,
                              2016 and the 30-year notes will mature on September 1, 2031 unless, in each case, redeemed or otherwise repaid prior to that date.

Optional Redemption by Us..   We will have the option to redeem the 15-year
                              notes, in whole or in part, from time to time, on or after September 1, 2004. We will also have the option to redeem the 30-year notes, in whole or in part, from time to time, on or after September
                              1, 2006. The optional redemption price for the notes of each series will be 100% of the principal amount being redeemed plus unpaid interest accrued to the redemption date. We have the right to redeem the notes of one series in whole or in part without redeeming the other series.

Redemption Option of a
Deceased Beneficial
Owner's Representative....
                              We will be required to redeem either series of notes at the option of the representative of any deceased beneficial owner of notes at 100% of the principal amount being redeemed plus unpaid interest accrued to the payment date; provided, however, that the maximum principal amount we will be required to redeem during the initial period from the date of original issuance of the notes through and including August 31, 2002, and during each twelve-month period thereafter, is
                              (1) $25,000 principal amount of 15-year notes per deceased beneficial owner and an aggregate of $800,000 for all deceased beneficial owners of 15-year notes; and (2) $25,000 principal amount of 30-year notes per deceased beneficial owner and an aggregate of $700,000 for all deceased beneficial owners of 30-year notes.

Insurance.................    The timely payments of the regularly scheduled
                              principal of and interest on each series of notes and, subject to certain individual and aggregate annual principal amount limitations referred to above, any payments in connection with the mandatory redemption of notes at the option of representatives of deceased beneficial owners thereof will be insured by a financial guaranty insurance policy issued by Ambac Assurance, which will be issued at the same time the notes are delivered.

Ranking...................    The notes will constitute our direct, unsecured
                              obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness.

Ratings...................    We expect that S&P and Moody's will assign the
                              notes of each series triple-A ratings.

                         Summary Financial Information
                             (Dollars in thousands)

   The following summary financial information for the years ended September 30, 1998, 1999 and 2000 has been derived from our audited financial statements, which are incorporated in this prospectus by reference to our annual report on Form 10-K for the fiscal year ended September 30, 2000. The summary financial information for the nine months ended June 30, 2000 and 2001, and as of June 30, 2001, has been derived from our unaudited quarterly financial statements (which include all adjustments consisting only of normal recurring items) which are incorporated by reference in this prospectus by reference to our quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2001. You should read the summary financial information in conjunction with, and it is qualified in its entirety by reference to, the financial statements from which it has been derived and the accompanying notes and management's discussion and analysis thereto incorporated by reference in this prospectus.

                                                              Nine months ended
                                    Year ended September 30,      June 30,
                                   -------------------------- -----------------
                                     1998     1999     2000     2000     2001
                                   -------- -------- -------- -------- --------
Statement of Income Data:
 Operating revenues............... $369,940 $325,554 $366,161 $313,085 $493,191
 Operating income.................   41,663   46,565   49,063   55,849   56,822
 Net income.......................   20,587   23,297   26,322   31,791   31,951

                                                     As of June 30, 2001
                                              ----------------------------------
                                                           As      Percentage as
                                               Amount  adjusted(1)  adjusted(1)
                                              -------- ----------  -------------
Balance Sheet Data:
Long-term debt:
 Medium-Term Notes, Series A................. $115,000  $115,000
 6.25% Notes due September 1, 2016...........      --     40,000
 6.75% Notes due September 1, 2031...........      --     35,000
                                              --------  --------
 Total long-term debt........................  115,000   190,000        46.3%
Common shareholder's equity..................  220,749   220,749        53.7
                                              --------  --------       -----
 Total capitalization........................ $335,749  $410,749       100.0%
                                              ========  ========       =====
Cash and cash equivalents.................... $    685  $ 26,776
Short-term debt.............................. $ 45,000  $      0

--------

     ---

(1) Adjusted to reflect the issuance and sale of the notes offered by this prospectus and the application of the net proceeds of the notes as described under "Use of Proceeds," as if they had occurred at June 30, 2001.

                       Ratio of Earnings to Fixed Charges

   The following table shows our ratio of earnings to fixed charges for the periods indicated:

                                                                   Twelve months ended
                  Year ended September 30,                            June 30, 2001
            ---------------------------------------------------    -------------------
            1996       1997       1998       1999       2000
            ----       ----       ----       ----       ----
            3.50       3.42       3.65       4.25       4.80              4.21

For purposes of computing the ratio, "earnings" consist of net income applicable to common stock, plus applicable income taxes, interest, net of amount capitalized, and the appropriate portion of rent expense. Fixed charges consist of interest expense, capitalized interest and amortization of debt discount and expense, and the appropriate portion of rent expense. Fixed charges have not been reduced by any allowance for funds used during construction.

                      WHERE YOU CAN FIND MORE INFORMATION

   We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549 and at regional SEC offices in Chicago, Illinois and New York, New York. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room.

   We "incorporate by reference" into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Some information contained in this prospectus updates the information incorporated by reference, and information that we file subsequently with the SEC will automatically update this prospectus. In other words, in the case of a conflict or inconsistency between information set forth in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all the notes offered by this prospectus:

      .Annual Report on Form 10-K for the fiscal year ended September 30, 2000;

      .Quarterly Report on Form 10-Q for the fiscal quarter ended December
         31, 2000;

      .Quarterly Report on Form 10-Q for the fiscal quarter ended March
         31, 2001; and

      .Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2001.

   You may request a copy of these filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing to or telephoning us at the following address:

                              J. David Woodruff, Jr.
                              Alabama Gas Corporation
                      605 Richard Arrington, Jr. Blvd. North
                          Birmingham, Alabama 35203-2707
                               Phone: (205) 326-8100

                           FORWARD-LOOKING STATEMENTS

   Certain statements contained in or incorporated by reference into this prospectus express expectations of future plans, objectives and performance with respect to us and constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements involve certain risks and uncertainties that may cause future results to differ materially from those contemplated, projected, estimated or budgeted in these forward-looking statements. Except for our obligations under the federal securities laws, we undertake no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise. Factors that may impact forward-looking statements include, but are not limited to, economic and competitive conditions, inflation rates, legislative and regulatory changes, financial market conditions, future business decisions and other uncertainties, all of which are difficult to predict.

                                USE OF PROCEEDS

   We estimate that the net proceeds from the sale of the notes will be approximately $71 million. We intend to use the net proceeds from the sale of the notes (1) to repay approximately $67 million of short-term debt bearing interest at an annual average interest rate of 4.06% with maturities varying between 1 and 13 days, as of August 16, 2001, and (2) for general corporate purposes. During the past year, we have used the proceeds of short-term debt to make capital expenditures in the ordinary course of business and to repay $10 million of medium-term notes.

                            DESCRIPTION OF THE NOTES

General

   The 15-year notes and the 30-year notes offered by this prospectus will constitute our direct, unsecured obligations and will rank equally with all of our other unsecured and unsubordinated debt. We will issue the 15-year notes and the 30-year notes as two separate series of debt securities under the indenture, dated as of November 1, 1993, between us and The Bank of New York (as successor to NationsBank of Georgia, National Association), as trustee, in denominations of $1,000 and integral multiples of $1,000. The indenture does not limit the aggregate principal amount of unsecured debt securities that we can issue under it, and provides that we may issue debt securities from time to time in one or more series pursuant to the terms of one or more supplemental indentures, board resolutions or officers' certificates creating the series. As of the date of this prospectus, we have $115 million of securities outstanding under the indenture, consisting solely of our Medium-Term Notes, Series A, which have been issued in different tranches and, therefore, have varying interest rates and maturities.

   We have summarized below various provisions of the indenture and the notes. Because this discussion is only a summary, it does not necessarily contain all of the information you should consider. The indenture is an exhibit to the registration statement of which this prospectus is a part, and we incorporate the indenture by reference into this prospectus.

15-Year Notes

Maturity. The 15-year notes will be limited in principal amount to $40,000,000. The entire principal amount of the 15-year notes, unless previously redeemed or otherwise repaid, will mature and become due and payable, together with any unpaid interest accrued to the maturity date, on September 1, 2016. In the event that the maturity date or any redemption date is not a business day, then payment of principal and any interest will be made on the next business day (and without any interest or other payment in respect of any such delay).

Interest. Each 15-year note will bear interest at 6.25% per year from the date of original issuance, payable monthly in arrears on the first calendar day of each month to the person in whose name that 15-year note is registered as of the close of business on the fifteenth calendar day of the month preceding the month in which the applicable interest payment date falls and at maturity or earlier redemption, as the case may be. The initial interest payment date is October 1, 2001. The amount of interest payable will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any interest payment date is not a business day, then payment of interest will be made on the next business day (and without any interest or other payment in respect of any such delay). In addition, if there has been a default in the payment of interest on any 15-year note, this defaulted interest may be payable to the holder of that note as of the close of business on a date selected by the trustee not more than 15 days and not less than 10 days prior to the date proposed by us for payment of this defaulted interest.

Optional redemption. We will have the option to redeem the 15-year notes, in whole or in part, without premium, from time to time, on or after September 1, 2004 upon not less than 30 nor more than 60 days prior written notice, at a redemption price equal to 100% of the principal amount being redeemed plus any unpaid interest accrued to the redemption date. Our right to redeem the 15-year notes is independent of our right to redeem the 30-year notes described below. Accordingly, we have the right to redeem either the 15-year notes or the 30-year notes in whole or in part without redeeming the other series.

30-Year Notes

Maturity. The 30-year notes will be limited in principal amount to $35,000,000. The entire principal amount of the 30-year notes, unless previously redeemed or otherwise repaid, will mature and become due and payable, together with any unpaid interest accrued to the maturity date, on September 1, 2031. In the event that the maturity date or any redemption date is not a business day, then payment of principal and any interest will be made on the next business day (and without any interest or other payment in respect of any such delay).

Interest. Each 30-year note will bear interest at 6.75% per year from the date of original issuance, payable monthly in arrears on the first calendar day of each month to the person in whose name that 30-year note is registered as of the close of business on the fifteenth calendar day of the month preceding the month in which the applicable interest payment date falls and at maturity or earlier redemption, as the case may be. The initial interest payment date is October 1, 2001. The amount of interest payable will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any interest payment date is not a business day, then payment of interest will be made on the next business day (and without any interest or other payment in respect of any such delay). In addition, if there has been a default in the payment of interest on any 30-year note, this defaulted interest may be payable to the holder of that note as of the close of business on a date selected by the trustee not more than 15 days and not less than 10 days prior to the date proposed by us for payment of this defaulted interest.

Optional redemption. We will have the option to redeem the 30-year notes, in whole or in part, without premium, from time to time, on or after September 1, 2006 upon not less than 30 nor more than 60 days prior written notice, at a redemption price equal to 100% of the principal amount being redeemed plus any unpaid interest accrued to the redemption date. Our right to redeem the 30-year notes is independent of our right to redeem the 15-year notes described above. Accordingly, we have the right to redeem either the 30-year notes or the 15-year notes in whole or in part without redeeming the other series.

Redemption by Us Upon Death of a Beneficial Owner

   Unless the notes have been declared due and payable prior to their maturity by reason of an event of default under the indenture, or the notes of either series have been previously redeemed or otherwise repaid, the personal representative or other person authorized to represent the deceased beneficial owner (that is, one who has the right to sell, transfer or otherwise dispose of an interest in a note and the right to receive the proceeds therefrom, as well as the interest and principal payable to the holder of that note) has the right to request redemption prior to stated maturity of all or part of his interest in the notes, and we will be obligated to redeem the same; however, during the period from the original issue date through and including August 31, 2002 (the "Initial Period"), and during any twelve-month period which ends on and includes each August 31 thereafter (each such twelve-month period being hereinafter referred to as a "Subsequent Period"), we will not be obligated to redeem:

  (i) with respect to the 15-year notes, (1) on behalf of a deceased beneficial owner, any interest in the 15-year notes that exceeds $25,000 principal amount, or (2) ownership interests in the 15-year notes exceeding $800,000 in aggregate principal amount for all representatives so requesting redemption; or

  (ii) with respect to the 30-year notes, (1) on behalf of a deceased beneficial owner, any interest in the 30-year notes that exceeds $25,000 principal amount, or (2) ownership interests in the 30-year notes exceeding $700,000 in aggregate principal amount for all representatives so requesting redemption.

A representative of a deceased beneficial owner may initiate a request for redemption at any time and in any principal amount, provided that such principal amount is in integral multiples of $1,000.

   We may, at our option, redeem interests of any deceased beneficial owner in the notes in the Initial Period or any Subsequent Period in excess of the $25,000 limitation. Any such redemption, to the extent that it exceeds the $25,000 limitation for any deceased beneficial owner, shall not be included in the computation of the $800,000 aggregate limitation for the 15-year notes or the $700,000 aggregate limitation for the 30-year notes for such Initial Period or such Subsequent Period, as the case may be, or for any succeeding Subsequent Period. We may, at our option, redeem interests of deceased beneficial owners in the notes in the Initial Period or any Subsequent Period in an aggregate principal amount exceeding the applicable aggregate limitation. Any such redemption, to the extent it exceeds the applicable aggregate limitation, shall not reduce the applicable aggregate limitation for any Subsequent Period. On any determination by us to redeem notes in excess of the $25,000 limitation or the applicable aggregate limitation, notes so redeemed shall be redeemed in the order of the receipt of redemption requests by the trustee.

   The representative of a deceased beneficial owner may initiate the request for redemption of an interest in the notes. The representative shall deliver a request to the participant (that is, an institution that has an account with the depository for the notes) through whom the deceased beneficial owner owned such interest, in form satisfactory to the participant, together with evidence of the death of the beneficial owner, evidence of the authority of the representative satisfactory to the participant, such waivers, notices or certificates as may be required under applicable state or federal law and such other evidence of the right to such redemption as the participant shall require. The request shall specify the principal amount of the interest in the notes to be redeemed, provided that this principal amount shall be in integral multiples of $1,000. The participant shall thereupon deliver to the depositary, who in this case initially will be DTC, a request for redemption substantially in the form attached as Appendix A hereto. The depositary will, on receipt of a redemption request, forward the same to the trustee. The trustee shall maintain records with respect to redemption requests received by it including date of receipt, the name of the participant filing the redemption request and the status of each such redemption request with respect to the $25,000 limitation and the applicable aggregate limitation. The trustee will immediately file each redemption request it receives, together with the information regarding the eligibility thereof with respect to the $25,000 limitation and the applicable aggregate limitation, with us. We, the depositary and the trustee may conclusively assume, without independent investigation, that the statements contained in each redemption request are true and correct and shall have no responsibility for reviewing any documents submitted to the participant by the representative or for determining whether the applicable decedent is in fact the beneficial owner of the interest in the notes to be redeemed or is in fact deceased and whether the representative is duly authorized to request redemption on behalf of the applicable beneficial owner.

   Subject to the $25,000 limitation and the applicable aggregate limitation, we will, after the death of any beneficial owner, redeem the interest of such beneficial owner in the notes within 60 days following receipt by us of a redemption request from the trustee. If redemption requests exceed the aggregate principal amount of interests in notes required to be redeemed during the Initial Period or during any Subsequent Period, then such excess redemption requests will be applied in the order received by the trustee to successive Subsequent Periods, regardless of the number of Subsequent Periods required to redeem such interests. We may at any time notify the trustee that we will redeem, on a date not less than 30 nor more than 60 days thereafter, all or any such lesser amount of notes for which redemption requests have been received but which are not then eligible for redemption by reason of the $25,000 limitation or the applicable aggregate limitation. Any notes so redeemed shall be redeemed in the order of receipt of redemption requests by the trustee.

   The price we will pay for the notes we redeem pursuant to a redemption request of a representative of a deceased beneficial owner will be 100% of the principal amount thereof plus accrued but unpaid interest to the date of payment. Subject to arrangements with the depositary, payment for interests in the notes that are to be redeemed shall be made to the depositary upon presentation of notes to the trustee for redemption in the aggregate principal amount specified in the redemption requests submitted to the trustee by the depositary that are to be fulfilled in connection with such payment. The principal amount of any notes acquired or redeemed by us other than by redemption at the option of any representative of a deceased beneficial owner pursuant to this section shall not be included in the computation of either the $25,000 limitation or the applicable aggregate limitation for the Initial Period or for any Subsequent Period.

   For purposes of this section, an interest in a note held in tenancy by the entirety, joint tenancy or by tenants in common will be deemed to be held by a single beneficial owner and the death of a tenant by the entirety, joint tenant or tenant in common will be deemed the death of a beneficial owner. The death of a person who, during his lifetime, was entitled to substantially all of the rights of a beneficial owner of an interest in the notes will be deemed the death of the beneficial owner, regardless of the recordation of such interest on the records of the participant, if such rights can be established to the satisfaction of the participant. Such interests shall be deemed to exist in typical cases of nominee ownership, ownership under the Uniform Gifts to Minors Act or the Uniform Transfers to Minors Act, community property or other similar joint ownership arrangements, including individual retirement accounts or Keogh [H.R. 10] plans maintained solely by or for the decedent or by or for the decedent and any spouse, and trust and certain other arrangements where one person has substantially all of the rights of a beneficial owner during such person's lifetime.

   Any redemption request may be withdrawn by the person(s) presenting the same upon delivery of a written request for such withdrawal given by the participant on behalf of such person to the depositary and by the depositary to the trustee not less than 30 days prior to payment thereof by us.

   We may, at our option, purchase any notes for which redemption requests have been received in lieu of redeeming such notes. Any notes we purchase shall either be reoffered for sale and sold within 180 days after the date of purchase or presented to the trustee for redemption and cancellation.

   During such time or times as the notes are not represented by a global security and are issued in definitive form, all references in this section to participants and the depositary, including the depositary's governing rules, regulations and procedures shall be deemed deleted, all determinations which under this section the participants are required to make shall be made by us (including, without limitation, determining whether the applicable decedent is in fact the beneficial owner of the interest in the notes to be redeemed or is in fact deceased and whether the representative is duly authorized to request redemption on behalf of the applicable beneficial owner), all redemption requests, to be effective, shall be delivered by the representative to the trustee, with a copy to us, and shall be in the form of a redemption request (with appropriate changes to reflect the fact that such redemption request is being executed by a representative) and, in addition to all documents that are otherwise required to accompany a redemption request, shall be accompanied by the note that is the subject of such request.

Payment, Transfer and Exchange

   As long as each series of notes is registered in the name of DTC or its nominee, we will pay any principal and interest due on the notes to DTC, either directly or through the trustee or other paying agent. DTC will then make payment to its participants for disbursement to the beneficial owners of the notes as described under "--Book-Entry-Only Issuance--The Depository Trust Company."

   The transfer of the notes may be registered, and the notes may be exchanged for other debt securities of authorized denominations and of like tenor and aggregate principal amount at the office of the trustee designated for such purpose or at any paying agency we maintain for such purpose. We may appoint one or more additional security registrars or transfer agents and may remove any security registrar or transfer agent, all in our discretion.

   No service charge will be made for any registration of transfer or exchange of the notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with the transfer or exchange. We will not be required (a) to issue, register the transfer of or exchange notes during the period of 15 days prior to giving any notice of redemption or (b) to issue, register the transfer of or exchange any note selected for redemption in whole or in part, except the unredeemed portion of any note being redeemed in part.

   All payments made by us to the trustee or any paying agent for the payment of principal of, and premium, if any, and any interest on any notes that remain unclaimed at the end of two years after such principal, premium or interest shall become due and payable will be repaid, subject to applicable laws of escheat, to us, and the holder of those notes will thereafter look only to us for payment of such funds.

Partial Redemption and Notice of Redemption

   If less than all of the notes of either series are to be redeemed, the particular notes to be redeemed will be selected by the trustee or other security registrar by such method as it deems fair and appropriate. Any notice of optional redemption may state that such redemption shall be conditional upon the receipt by the trustee, on or prior to the date fixed for such redemption, of money sufficient to pay the principal of and premium and interest, if any, on the notes to be redeemed and that if such money has not been so received, such notice will be of no force or effect and we will not be required to redeem those notes.

Events of Default

   The following constitute events of default with respect to the notes of either series:

    . default in the payment of any interest on any note of that series when due and continuing for 30 days;

    . default in the payment of principal of (or premium, if any, on) any note of that series when due and continuing for three business days;

    . default in the performance or breach of any of our covenants or warranties in the indenture relating to the notes of that series continuing for 90 days after written notice by the trustee to us or by the holders of at least 25% in principal amount of all outstanding notes of that series to us and the trustee as provided in the indenture;

    . default in the observance of certain operating covenants under our insurance agreement with Ambac Assurance;

    . certain events involving our bankruptcy, insolvency, conservatorship, receivership or reorganization, whether voluntary or involuntary; or

    . default in the payment of principal of, or premium, if any, or interest on (after any applicable period of grace), or acceleration of, indebtedness evidenced by any other series of debt securities issued under the indenture, including the other series of notes, or any other mortgage, indenture or instrument, or other evidence of indebtedness of Alabama Gas for borrowed money, in an aggregate amount exceeding $10,000,000, which default is not rescinded, or indebtedness not discharged, within ten (10) days after written notice to us as provided in the indenture.

   Except as described above, an event of default with respect to the debt securities of one series issued under the indenture, including either series of notes, does not necessarily constitute an event of default with respect to the debt securities of any other series issued under the indenture.

   If any event of default with respect to either series of notes occurs and is continuing, either the trustee or the holders of at least 33% in aggregate principal amount of all the outstanding notes of that series may declare the principal amount of all outstanding notes of that series to be due and payable immediately; provided, however, that if an event of default occurs and is continuing with respect to more than one series of debt securities issued under the indenture, including either series of notes, the trustee or the holders of not less than 33% in aggregate principal amount of the outstanding debt securities of all those series, considered as one class, may declare acceleration and not the holders of debt securities of any one series.

   The holders of a majority in aggregate principal amount of the outstanding notes of each series may, on behalf of all holders of the notes of that series, waive any past default and its consequences under the indenture with respect to the notes of that series, except a default in the payment of principal or premium or interest, if any, or in respect of a covenant or provision of the indenture that cannot be amended or modified without the consent of the holder of each outstanding note of the series affected.

Remedies

   At any time after the declaration of acceleration with respect to the notes of either series, but before a judgment or decree based on acceleration has been obtained, the following acts or events shall waive the event or events of default giving rise to a declaration of acceleration and rescind and annul the declaration and its consequences:

    . we have paid or deposited with the trustee a sum sufficient to pay:

     . all overdue interest on all notes of that series;

     . the principal of and premium, if any, on any notes of that series that have become due other than due to the declaration of acceleration and interest thereon at the rate or rates provided for in such notes;

     . to the extent that payment of such interest is lawful, interest upon overdue interest at the rate or rates provided for in such notes; and

     . all amounts due to the trustee under the indenture;

   and

    . any other events of default with respect to the notes of that series, other than the failure to pay the principal of the notes of that series that has become due solely by such declaration of acceleration, have been cured or waived as provided in the indenture.

   The indenture provides that, subject to the duty of the trustee during the continuance of an event of default to act with the required standard of care, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless such holders shall have offered to the trustee reasonable security or indemnity. Subject to such provisions for the indemnification of the trustee and subject to certain other limitations, the holders of a majority in aggregate principal amount of the outstanding notes of either series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the notes of that series; provided, however, that if an event of default occurs and is continuing with respect to more than one series of debt securities, including either series of notes, the holders of a majority in aggregate principal amount of the outstanding debt securities of all those series, considered as one class, will have the right to make such direction, and not the holders of the debt securities of any one series. Any direction provided by the holders shall not be in conflict with any rule of law or with the indenture and will not involve the trustee in personal liability in circumstances where reasonable indemnity would not, in the trustee's sole discretion, be adequate and the trustee may take any other action it deems proper that is not inconsistent with such direction.

   The right of a holder of any note of either series to institute a proceeding with respect to the indenture is subject to meeting certain prior conditions, but each holder has an absolute right to receive payment of principal and premium and interest, if any, when due and to institute suit for the enforcement of payment. The indenture provides that the trustee, within 90 days after the occurrence of any default thereunder with respect to the notes of either series, is required to give the holders of notes of that series notice of any known default, unless the default is cured or waived; provided, however, that, except in the case of a default in the payment of principal of, or premium or interest, if any, on, any notes of that series, the trustee may withhold such notice if the trustee determines that it is in the interest of such holders to do so; and, provided, further, that in the case of default in the performance or breach of any of our covenants or warranties in the indenture, no such notice shall be given to such holders until at least 75 days after the occurrence of the default or breach.

   We are required to furnish to the trustee annually a statement regarding our performance of certain of our obligations under the indenture and as to any default in such performance. We are also required to notify the trustee of any event of default within 10 days after certain of our officers obtain actual knowledge of such default.

Modification, Amendment and Waiver

   The indenture may be modified and amended by us and the trustee without the consent of the holders of the notes of either series under certain circumstances, which include modifications and amendments:

    . evidencing the assumption by any successor to us of our obligations under the indenture or with respect to the debt securities under the indenture;

    . adding to our covenants or surrendering any of our rights under the indenture;

    . adding any events of default, in addition to those specified in the indenture, with respect to all or any series of outstanding debt securities under the indenture;

    . changing or eliminating any provision of the indenture or adding any new provision to the indenture; provided, however, that if such change, elimination or addition will adversely affect the interests of holders of debt securities of any series under the indenture in any material respect, such change, elimination or addition will become effective with respect to that series only when there is no debt security of that series remaining outstanding under the indenture;

    . providing collateral security for the debt securities under the indenture;

    . establishing the form or terms of debt securities of any series under the indenture;

    . evidencing the appointment of a successor trustee and adding to or changing any of the provisions of the indenture as necessary to provide for or to facilitate the administration of the trusts under the indenture by more than one trustee;

    . providing for the procedures required to permit the utilization of a noncertificated system of registration for all or any series of debt securities under the indenture;

    . subject to certain conditions, changing the place where debt securities under the indenture may be transferred, exchanged or paid; or

    . curing any ambiguity or inconsistency or making any other provisions with respect to matters and questions arising under the indenture, provided such provisions do not adversely affect the interests of the holders of debt securities of any series under the indenture in any material respect.

   Without limiting the generality of the foregoing, if the Trust Indenture Act of 1939 is amended to require changes to the indenture or the incorporation of additional provisions or permit changes to, or the elimination of, provisions that are required by the Trust Indenture Act to be contained in the indenture, we and the trustee may, without the consent of any holders of the notes, enter into one or more supplemental indentures to effect or reflect any such change, incorporation or elimination.

   We and the trustee may make modifications and amendments to the indenture with the consent of the holders of not less than a majority in principal amount of the outstanding notes of each series affected by such modification or amendment voting separately; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding note affected thereby:

    . change the maturity of the principal of, or any installment of principal or interest on, any note;

    . reduce the principal amount of any note or the rate of interest or any premium payable upon redemption of any note;

    . change the place of payment or the coin or currency in which any note or any premium or interest thereon is payable;

    . impair the right to institute suit for the enforcement of payments on any note;

    . reduce the percentage in principal amount of outstanding notes of either series, the consent of whose holders is required for modification or amendment of the indenture or for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults;

    . reduce the requirements for quorum or voting; or

    . modify the provisions of the indenture relating to the modification of the indenture, or the circumstances under which the holders of the notes may waive our past defaults and certain of our covenants.

   The holders of a majority in aggregate principal amount of the outstanding notes of either series may, on behalf of all holders of notes of that series, waive our compliance with certain covenants of the indenture relating to that series.

Consolidation, Merger and Sale of Assets

   We may not consolidate with or merge into any other corporation or convey, transfer or lease our properties and assets substantially as an entirety to any person without the consent of the holders of any outstanding debt securities under the indenture, including either series of notes, unless: (i) the continuing or successor corporation is organized under the laws of the United States, any state thereof or the District of Columbia, and expressly assumes by means of a supplemental indenture the due and punctual payment of the principal (and premium, if any) and interest on all the outstanding debt securities issued under the indenture and the performance of all of our covenants under the indenture; (ii) upon the occurrence of such a transaction, treating any indebtedness for borrowed money which becomes our obligation as a result of such transaction as having been incurred by us at the time of such transaction, no event of default under the indenture, and no event which, after notice or lapse of time, or both, would become an event of default, shall happen or be continuing; and (iii) we or any continuing or successor corporation delivers to the trustee an officers' certificate and an opinion of counsel stating that the consolidation, merger, conveyance, transfer or lease and the supplemental indenture complies with the indenture and all conditions in the indenture required to be satisfied prior to such transaction have been complied with.

Limitations on Liens

   We will not create, assume, incur or suffer to exist any mortgage, lien, pledge, charge or encumbrance of any kind, other than Permitted Liens (as defined below), upon our property (other than property we use in the ordinary course of our business, including but not limited to current assets, vehicles, certain inventories and equipment) to secure indebtedness without effectively providing that the notes shall be secured equally and ratably with the indebtedness secured by such mortgage, lien, pledge, charge or encumbrance. However, these restrictions on liens shall not apply to:

    . the pledge of any of our assets as security for payment of taxes or other similar charges in connection with our good faith contest as to our liability for such payment;

    . the pledge of any of our assets to secure a stay or discharge in connection with a legal proceeding in which we are a party;

    . making deposits or providing security in connection with tenders, redemptions, contracts or leases to which we are a party or deposits for the purpose of terminating obligations under an indenture;

    . pledging of assets in connection with the incurrence of indebtedness in aggregate principal amount not exceeding 5% of our net tangible assets;

    . liens, pledges, security interests or other encumbrances on property, stock or indebtedness of any corporation existing at the time such corporation becomes our subsidiary or is merged into us, or existing at the time of our acquisition of such property or stock,whether directly or through a subsidiary;

    . incurring liens, licenses, pledges, security interests or other encumbrances to secure payment of all or a part of the price of acquisition, construction or improvement of property or stock acquired by us or our subsidiary or to secure any indebtedness we incur prior to, at the time of, or within 180 days after the later of the acquisition or completion of construction where the secured debt is incurred for the purpose of financing all or any part of the purchase price of such property or construction or improvements thereon;

    . liens, pledges, security interests or other encumbrances on our property or the property of any subsidiary created in favor of a government or any political subdivision or instrumentality thereof, to secure partial progress, installment, advance or other payments pursuant to any contract or statute or to secure any indebtedness or other obligation incurred for the purpose of financing all or any part of the purchase price or the cost of construction of property subject to the encumbrance; or

    . any extension, renewal or replacement of any lien or encumbrance referred to above, provided that the principal amount of the indebtedness secured thereby is not increased and the lien or security interest securing the indebtedness is not extended to cover additional property.

   Permitted Liens shall include the following:

    . liens for taxes, assessments or governmental charges not delinquent;

    . liens securing indebtedness existing in or relating to real estate acquired for right-of-way purposes;

    . easements or reservations in our property by statute or ordinance;

    . liens or charges incidental to current construction activities;

    . obligations or duties created or imposed by municipalities or other public authority affecting our property;

    . rights reserved to or vested in any municipality or public authority to control or regulate us or the use of our property;

    . irregularities or deficiencies of title with respect to rights-of-way; and

    . leases made or existing in the ordinary course of our business.

   Other than the restrictions on the issuance of secured debt described above, there are no provisions of the indenture that afford holders of the notes protection in the event of a highly leveraged or similar transaction involving us.

Satisfaction and Discharge

   We may terminate certain of our obligations under the indenture with respect to the notes of either series on the terms and subject to the conditions contained in the indenture (including an opinion of tax counsel that, based upon a change in federal income tax law after the date of issuance of the notes or a ruling of the Internal Revenue Service, (i) the discharge of our obligations with respect to the notes of that series will not result in the recognition of income, gain or loss for federal income tax purposes and (ii) the holders of the notes of that series will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case but for the discharge), by depositing in trust with the trustee cash or certain other forms of payment as described further in the indenture (or a combination thereof) sufficient to pay the principal of and premium and interest, if any, due and to become due on the notes of that series on or prior to their maturity or redemption date in accordance with the terms of the indenture and those notes.

   The indenture, with respect to any and all series of debt securities (except for certain specified surviving obligations), including both series of notes, will be discharged and canceled upon the satisfaction of certain conditions, including: (a) that all debt securities issued under the indenture shall have been canceled by the trustee or, to the extent not so canceled, deemed to have been paid under the indenture; (b) our payment of all other sums required under the indenture; and (c) our delivery of a certificate to the trustee stating that we have complied with all conditions precedent relating to the satisfaction and discharge of the indenture.

Special Insurance Provisions

   Notwithstanding any other provision of the indenture, so long as Ambac Assurance is not in default under the insurance policy, Ambac Assurance shall be entitled to control and direct the enforcement of all rights and remedies with respect to the related series of notes, except for the rights provided under "Redemption by Us Upon Death of a Beneficial Owner." No provision of the indenture expressly recognizing or granting rights in or to Ambac Assurance may be amended in any manner that materially affects the rights of Ambac Assurance without the prior written consent of Ambac Assurance. In addition, in any instance in which the consent of all or a certain percentage of the holders of a series of notes is required under the indenture, Ambac Assurance's consent will be required in addition to any such required holders' consent, so long as Ambac Assurance is not in default under the insurance policy.

Book-Entry-Only Issuance--The Depository Trust Company

   DTC will act as the initial securities depositary for the notes. Each series of notes will be issued only as fully registered securities registered in the name of Cede & Co., DTC's nominee. One fully registered global note will be issued for each series, representing in the aggregate the total principal amount of notes of such series, and will be deposited with DTC or its custodian. DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its direct participants deposit with DTC. DTC also facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in direct participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by The New York Stock Exchange, the American Stock Exchange and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to indirect participants such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

   Purchases of notes within the DTC system must be made by or through direct participants, which will receive a credit for the notes on DTC's records. The ownership interest of each actual purchaser of notes, or beneficial owner, is in turn to be recorded on the direct and indirect participants' records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owners purchased notes. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in notes, except in the event that use of the book-entry system for the notes is discontinued or we determine that beneficial owners may exchange their ownership interests for such certificates.

   DTC will have no knowledge of the actual beneficial owners of the notes. DTC's records reflect only the identity of the direct participants to whose accounts such notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

   Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

   Redemption notices will be sent to DTC. If less than all of either series of notes are being redeemed, DTC will reduce the amount of the interest of each direct participant in such series of notes in accordance with its procedures.

   Although voting with respect to the notes is limited, in those cases where a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to notes. Under its usual procedures, DTC would mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the notes are credited on the record date (identified in a listing attached to the omnibus proxy).

   Payments on the notes will be made to DTC. DTC's practice is to credit direct participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers registered in "street name", and will be the responsibility of such participant and not of DTC or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment to DTC is our responsibility, disbursements of such payments to direct participants is the responsibility of DTC and disbursements of such payments to the beneficial owners is the responsibility of direct participants and indirect participants.

   Except as provided herein, a beneficial owner of an interest in a global note will not be entitled to receive physical delivery of notes. Accordingly, each beneficial owner must rely on the procedures of DTC to exercise any rights under the notes. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global note.

   DTC may discontinue providing its services as security depositary with respect to the notes at any time by giving reasonable notice to us. Under such circumstances, in the event that a successor securities depositary is not obtained, note certificates will be printed and delivered to the holders of record. Additionally, we may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depositary) with respect to the notes. In that event, certificates for the notes will be printed and delivered to the holders of record.

   The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be reliable, but neither we, the underwriters nor the trustee take any responsibility for the accuracy thereof. We have no responsibility for the performance by DTC or its participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

                      THE INSURANCE POLICY AND THE INSURER

   The information set forth in this section has been provided by Ambac Assurance Corporation. Neither we nor the underwriters make any representation as to the accuracy or completeness of any such information.

The Insurance Policy

   We will enter into an insurance agreement with Ambac Assurance, pursuant to which Ambac Assurance will issue a financial guaranty insurance policy relating to the 15-year notes and the 30-year notes, the form of which policy is attached to this prospectus as Appendix B. The following summary of the terms of the insurance policy does not purport to be complete and is qualified in its entirety by reference to the insurance policy.

   Ambac Assurance has made a commitment to issue the insurance policy effective as of the date of issuance of the notes. Under the terms of the insurance policy, Ambac Assurance will pay to The Bank of New York in New York, New York, or any successor thereto, as insurance trustee, that portion of the principal of and interest on the applicable series of notes which shall become Due for Payment but shall be unpaid by reason of Nonpayment (as such terms are defined in the insurance policy) by us. Ambac Assurance will make such payments to The Bank of New York on the later of the date on which such principal and interest becomes Due for Payment or within one business day following the date on which Ambac Assurance shall have received notice of Nonpayment from the trustee for the notes. Under the insurance policy, the definition of "Due for Payment" will include the redemption date in connection with the mandatory redemption of notes at the option of the representative of a deceased beneficial owner of notes upon the death of that owner, subject to certain individual and aggregate annual principal amount limitations referred to under "Description of the Notes--Redemption By Us Upon Death of a Beneficial Owner." The insurance policy will extend for the term of each series of notes and, once issued, cannot be canceled by Ambac Assurance.

   The insurance policy will insure payment only on the stated maturity date or on a redemption date in connection with the mandatory redemption of notes at the option of the representative of a deceased beneficial owner of notes upon the death of that owner, in the case of principal, and on interest payment dates relating to the notes in the case of interest. If the applicable series of notes becomes subject to mandatory redemption (other than redemption in connection with the death of a beneficial owner of notes) and insufficient funds are available for redemption of all outstanding notes in that series, Ambac Assurance will remain obligated to pay principal of and interest on outstanding notes on the originally scheduled interest and principal payment dates. In the event of any acceleration of the principal of the notes, the insured payments will be made at such times and in such amounts as would have been made had there not been an acceleration.

   In the event the trustee for the notes has notice that any payment of principal of or interest on a note which has become Due for Payment and which is made to a holder by or on our behalf has been deemed a preferential transfer and theretofore recovered from its holder pursuant to the United States Bankruptcy Code in accordance with a final, nonappealable order of a court of competent jurisdiction, that holder will be entitled to payment from Ambac Assurance to the extent of such recovery if sufficient funds are not otherwise available from us.

   The insurance policy does not insure any risk other than Nonpayment, as defined in the insurance policy. Specifically, the insurance policy does not cover:

    1. payment on acceleration of the notes, as a result of a call for redemption (other than redemption in connection with the death of a beneficial owner of notes) or as a result of any other advancement of maturity;

    2. payment of any redemption or prepayment of the notes (other than redemption in connection with the death of a beneficial owner of notes); and

    3. nonpayment of principal of or interest on the notes caused by the insolvency or negligence of the trustee for the notes.

   If it becomes necessary to call upon the insurance policy, payment of principal requires surrender of the related notes to The Bank of New York together with an appropriate instrument of assignment so as to permit ownership of those notes to be registered in the name of Ambac Assurance to the extent of the payment under the insurance policy. Payment of interest pursuant to the insurance policy requires proof of holder entitlement to interest payments and an appropriate assignment of the holder's right to Ambac Assurance.

   Upon payment of the insurance benefits in respect of any notes and to the extent Ambac Assurance makes payments of principal of or interest on the notes, Ambac Assurance will become the owner of the related notes or the right to payment of principal of or interest on such notes and will be fully subrogated to each surrendering holder's rights to payment.

Ambac Assurance Corporation

   Ambac Assurance is a Wisconsin-domiciled stock insurance corporation regulated by the Office of the Commissioner of Insurance of the State of Wisconsin and licensed to do business in 50 states, the District of Columbia, the Territory of Guam and the Commonwealth of Puerto Rico, with admitted assets of approximately $4,830,000,000 (unaudited) and statutory capital of approximately $2,870,000,000 (unaudited) as of June 30, 2001. Statutory capital consists of Ambac Assurance policyholders' surplus and statutory contingency reserve. Standard & Poor's Credit Markets Services, a Division of The McGraw-Hill Companies, Moody's Investors Service, Inc. and Fitch, Inc. have each assigned a triple-A financial strength rating to Ambac Assurance.

   Ambac Assurance has obtained a ruling from the Internal Revenue Service to the effect that the insuring of an obligation by Ambac Assurance will not affect the treatment for federal income tax purposes of interest on such obligation and that insurance proceeds representing maturing interest paid by Ambac Assurance under policy provisions substantially identical to those contained in the insurance policy shall be treated for federal income tax purposes in the same manner as if we made such payments on the notes.

   Ambac Assurance makes no representation regarding the notes or the advisability of investing in the notes and makes no representation regarding, nor has it participated in the preparation of, this prospectus other than the information supplied by Ambac Assurance and presented under the heading "The Insurance Policy and the Insurer" and in the financial statements incorporated in this prospectus by reference.

Available information. The parent company of Ambac Assurance, Ambac Financial Group, Inc., is subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance therewith files reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 and at regional SEC offices at 7 World Trade Center, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the public reference section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, the aforementioned material may also be inspected at the offices of The New York Stock Exchange, Inc. at 20 Broad Street, New York, New York 10005. Ambac Financial's common stock is listed on The New York Stock Exchange.

   Copies of Ambac Assurance's financial statements prepared in accordance with accounting practices prescribed or permitted by the Insurance Department of the State of Wisconsin are available from Ambac Assurance. The address of Ambac Assurance's administrative offices and its telephone number are One State Street Plaza, 15th Floor, New York, New York 10004 and (212) 668-0340.

Incorporation of certain documents by reference. The following documents filed by Ambac Financial with the SEC (File No. 001-10777) are incorporated by reference in this prospectus:

    . Quarterly Report on Form 10-Q for the quarterly period ended June 30,
      2001 (to the extent containing Ambac Assurance's consolidated unaudited financial statements as of June 30, 2001 and for the periods ended June 30, 2001 and 2000);

    . Quarterly Report on Form 10-Q for the quarterly period ended March
      31, 2001 (to the extent containing Ambac Assurance's consolidated unaudited financial statements as of March 31, 2001 and for the periods ended March 31, 2001 and 2000); and

    . Annual Report on Form 10-K filed on March 28, 2001 (to the extent containing Ambac Assurance's consolidated financial statements as of December 31, 2000 and 1999 and for the three years ended December 31,2000).

   All documents subsequently filed by Ambac Financial pursuant to the requirements of the 1934 Act after the date of this prospectus will be available for inspection in the same manner as described in "--Available Information" above.

                                    RATINGS

   We expect that S&P and Moody's will assign each series of notes triple-A ratings conditioned upon the issuance and delivery by Ambac Assurance at the time of delivery of the notes of the insurance policy, insuring the timely payment of the principal of and interest on the notes. The ratings reflect only the views of those rating agencies, and an explanation of the significance of the ratings may be obtained only from the rating agencies at the following addresses: Standard & Poor's, 55 Water Street, New York, New York 10041 and Moody's Investors Service, 99 Church Street, New York, New York 10007. We cannot assure you that the ratings will, in fact, be assigned or remain in effect for any period of time or that they will not be revised downward or withdrawn entirely by the rating agencies if, in their judgment, circumstances warrant. Neither we nor the underwriters have undertaken any responsibility to oppose any proposed downward revision or withdrawal of a rating on the notes. Any such downward revision or withdrawal of such ratings would likely have an adverse effect on any trading market for and the market price of the notes.

   At present, each of the rating agencies maintains four categories of investment grade ratings. For S&P, these categories are AAA, AA, A and BBB, and for Moody's, these categories are Aaa, Aa, A and Baa. S&P defines "AAA" as the highest rating assigned to a debt obligation. Moody's defines "Aaa" as representing the best quality debt obligation carrying the smallest degree of investment risk.

                                  UNDERWRITING

   Under the terms and conditions set forth in the underwriting agreement dated the date of this prospectus, we have agreed to sell to each of the underwriters named below, and each of the underwriters has severally agreed to purchase, the principal amount of the notes set forth opposite its name below:

                                               Principal amount Principal amount
Underwriters                                   of 15-year notes of 30-year notes
------------                                   ---------------- ----------------
A.G. Edwards & Sons, Inc. ....................   $         0      $35,000,000
Edward D. Jones & Co., L.P. ..................    40,000,000                0
                                                 -----------      -----------
    Total.....................................   $40,000,000      $35,000,000
                                                 ===========      ===========

   Under the terms and conditions of the underwriting agreement, the underwriters have agreed to take and pay for all the notes, if any notes are taken.

   The underwriters have advised us that they propose to offer the notes to the public initially at the applicable public offering prices set forth on the cover of this prospectus and to certain dealers at those prices, less a concession of 1.75% of the principal amount of the 15-year notes, in the case of the 15-year notes, and 2.0% of the principal amount of the 30-year notes, in the case of the 30-year notes. After the initial public offering of the particular series of notes, the public offering prices and concessions may be changed.

   Prior to this offering, there has been no public market for either series of notes. The underwriters have advised us that they intend to make a market in the notes. The underwriters will have no obligation to make a market in the notes, however, and may cease market-making activities, if commenced, at any time. The notes will not be listed on any securities exchange.

   We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect thereof.

   In connection with the offering, the underwriters are permitted to engage in certain transactions that stabilize the prices of the 15-year notes or the 30-year notes, as applicable. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the prices of the 15-year notes or the 30-year notes, as applicable. If the underwriters create a short position in the 15-year notes or the 30-year notes, as applicable, in connection with the offering, i.e., if they sell a greater aggregate principal amount of those notes than is set forth on the cover of this prospectus, the underwriters may reduce that short position by purchasing notes of the same series in the open market. In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

   Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the prices of the notes. In addition, neither we nor any underwriter makes any representation that the underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

   We estimate that we will incur offering expenses of approximately $2,019,250, which includes the premium for the insurance policy.

   Each underwriter has engaged, and in the future may engage, in investment banking transactions with, and the provision of services to, us and our affiliates in the ordinary course of business.

                                 LEGAL MATTERS

   The validity of the notes will be passed upon for us by Bradley Arant Rose & White LLP, Birmingham, Alabama, and for the underwriters by Pillsbury Winthrop LLP, New York, New York. As of August 1, 2001, the partners and associates of Bradley Arant Rose & White LLP beneficially own approximately 5,000 shares of the outstanding common stock of Energen, our parent company.

                                    EXPERTS

   The financial statements of Alabama Gas Corporation incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended September 30, 2000 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

   The consolidated financial statements of Ambac Assurance Corporation and subsidiaries as of December 31, 2000 and 1999 and for each of the years in the three-year period ending December 31, 2000 are incorporated by reference in this prospectus in reliance on the report of KPMG LLP, independent certified public accountants, incorporated by reference in this prospectus, and upon the authority of that firm as experts in accounting and auditing.

                     Appendix A--Form of Redemption Request
                            ALABAMA GAS CORPORATION

         [6.25%/6.75%] Notes due [September 1, 2016/September 1, 2031]
                                 (the "Notes")

                      CUSIP NO. [010284 AH 0/010284 AJ 6]

   The undersigned,                      (the "Participant"), does hereby
certify, pursuant to the provisions of that certain Indenture dated as of November 1, 1993 (the "Indenture") between Alabama Gas Corporation (the "Issuer") and The Bank of New York, as trustee (the "Trustee"), to The Depository Trust Company (the "Depositary"), to the Issuer and the Trustee that:

  1. [Name of deceased Beneficial Owner] is deceased.

  2. [Name of deceased Beneficial Owner] had a $           interest in the
     above referenced Notes.

  3. [Name of Representative] is [Beneficial Owner's personal representative/other person authorized to represent the estate of the Beneficial Owner/surviving joint tenant/surviving tenant by the entirety/trustee of a trust] of [Name of deceased Beneficial Owner] and has delivered to the undersigned a request for redemption in form
     satisfactory to the undersigned, requesting that $           principal
     amount of said Notes be redeemed pursuant to said Indenture. The documents accompanying such request, all of which are in proper form, are in all respects satisfactory to the undersigned and the [Name of Representative] is entitled to have the Notes to which this redemption request relates redeemed.

  4. The Participant holds the interest in the Notes with respect to which this redemption request is being made on behalf of [Name of deceased Beneficial Owner].

  5. The Participant hereby certifies that it will indemnify and hold harmless the Depositary, the Trustee and the Issuer (including their respective officers, directors, agents, attorneys and employees), against all damages, loss, cost, expense (including reasonable attorneys' and accountants' fees), obligations, claims or liability incurred by the indemnified party or parties as a result of or in connection with the redemption of Notes to which this redemption request relates. The Participant will, at the request of the Issuer, forward to the Issuer a copy of the documents submitted by [Name of Representative] in support of the request for redemption.

   IN WITNESS WHEREOF, the undersigned has executed this redemption request as
of             ,      .

                                          [PARTICIPANT NAME]

                                          By: _________________________________

                                          Name: _______________________________

                                          Title: ______________________________

                      Appendix B-Specimen Insurance Policy

[LOGO OF AMBAC]
                                                   Ambac Assurance Corporation
                                                   One State Street Plaza,
                                                   15th Floor New York, New
                                                   York 10004 Telephone: (212)
                                                   668-0340
Financial Guaranty Insurance Policy


Obligor:      Policy Number:

Obligations:    Premium:

                                   [SPECIMEN]
Ambac Assurance Corporation (Ambac), a Wisconsin stock insurance corporation, in consideration of the payment of the premium and subject to the terms of this Policy, hereby agrees to pay to The Bank of New York, as trustee, or its successor (the "Insurance Trustee"), for the benefit of the Holders, that portion of the principal of and interest on the above-described obligations (the "Obligations") which shall become Due for Payment but shall be unpaid by reason of Nonpayment by the Obligor.

Ambac will make such payments to the Insurance Trustee within one (1) business day following written notification to Ambac of Nonpayment. Upon a Holder's presentation and surrender to the Insurance Trustee of such unpaid Obligations or related coupons, uncanceled and in bearer form and free of any adverse claim, the Insurance Trustee will disburse to the Holder the amount of principal and interest which is then Due for Payment but is unpaid. Upon such disbursement, Ambac shall become the owner of the surrendered Obligations and/or coupons and shall be fully subrogated to all of the Holder's rights to payment thereon.

In cases where the Obligations are issued in registered form, the Insurance Trustee shall disburse principal to a Holder only upon presentation and surrender to the Insurance Trustee of the unpaid Obligation, uncanceled and free of any adverse claim, together with an instrument of assignment, in form satisfactory to Ambac and the Insurance Trustee duly executed by the Holder or such Holder's duly authorized representative, so as to permit ownership of such Obligation to be registered in the name of Ambac or its nominee. The Insurance Trustee shall disburse interest to a Holder of a registered Obligation only upon presentation to the Insurance Trustee of proof that the claimant is the person entitled to the payment of interest on the Obligation and delivery to the Insurance Trustee of an instrument of assignment, in form satisfactory to Ambac and the Insurance Trustee, duly executed by the Holder or such Holder's duly authorized representative, transferring to Ambac all rights under such Obligation to receive the interest in respect of which the insurance disbursement was made. Ambac shall be subrogated to all of the Holders' rights to payment on registered Obligations to the extent of any insurance disbursements so made.

In the event that a trustee or paying agent for the Obligations has notice that any payment of principal of or interest on an Obligation which has become Due for Payment and which is made to a Holder by or on behalf of the Obligor has been deemed a preferential transfer and theretofore recovered from the Holder pursuant to the United States Bankruptcy Code in accordance with a final, nonappealable order of a court of competent jurisdiction, such Holder will be entitled to payment from Ambac to the extent of such recovery if sufficient funds are not otherwise available.

As used herein, the term "Holder" means any person other than (i) the Obligor or (ii) any person whose obligations constitute the underlying security or source of payment for the Obligations who, at the time of Nonpayment, is the owner of an Obligation or of a coupon relating to an Obligation. As used herein, "Due for Payment", when referring to the principal of Obligations, is when the scheduled maturity date or mandatory redemption date for the application of a required sinking fund installment has been reached and does not refer to any earlier date on which payment is due by reason of call for redemption (other than by application of required sinking fund installments), acceleration or other advancement of maturity; and, when referring to interest on the Obligations, is when the scheduled date for payment of interest has been reached. As used herein, "Nonpayment" means the failure of the Obligor to have provided sufficient funds to the trustee or paying agent for payment in full of all principal of and interest on the Obligations which are Due for Payment.

This Policy is noncancelable. The premium on this Policy is not refundable for any reason, including payment of the Obligations prior to maturity. This Policy does not insure against loss of any prepayment or other acceleration payment which at any time may become due in respect of any Obligation, other than at the sole option of Ambac, nor against any risk other than Nonpayment.

In witness whereof, Ambac has caused this Policy to be affixed with a facsimile of its corporate seal and to be signed by its duly authorized officers in facsimile to become effective as its original seal and signatures and binding upon Ambac by virtue of the countersignature of its duly authorized representative.
                                     [SEAL]


/s/ Robert J. Genader                                 /s/ Anne G. Gill

President                                           Secretary
Effective Date:                                     Authorized Representative

THE BANK OF NEW YORK acknowledges that it has agreed to perform the duties of Insurance Trustee under this Policy.


                                         /s/ Noraida Lauro
                                         Authorized Officer of Insurance Trustee

Form No.: 2B-0012 (1/01)

[Ambac logo appears here]          Ambac Assurance Corporation
                                   c/o CT Corporation Systems
                                   44 East Mifflin Street, Madison,
                                   Wisconsin 53703
                                   Administrative Office:
   Endorsement
                                   One State Street Plaza, New York, New
                                   York 10004
                                   Telephone: (212) 668-0340

   Policy for:
                                   Attached to and forming part of Policy No.:

                                   Effective Date of Endorsement:

                                   [SPECIMEN]
Notwithstanding the terms and provisions contained in this Policy, it is further understood that the term "Due for Payment" shall also mean, when referring to the principal of and interest on an Obligation, any date on which the Obligations shall be subject to mandatory redemption pursuant to Section
(h) of the Officers' Certificates dated August 30, 2001 relating to the Indenture dated as of November 1, 1993 relating to the Obligations.

Nothing herein contained shall be held to vary, alter, waive or extend any of the terms, conditions, provisions, agreements or limitations of the above mentioned Policy other than as above stated.

In Witness Whereof, Ambac has caused this Endorsement to be affixed with a facsimile of its corporate seal and to be signed by its duly authorized officers in facsimile to become effective as its original seal and signatures and binding upon Ambac by virtue of the countersignature of its duly authorized representative.
                                     [SEAL]

                          Ambac Assurance Corporation


/s/ Robert J. Genader                             /s/ Anne G. Gill
President
                                                 Secretary


                                                  /s/ Noraida Lauro
                                                 Authorized Representative

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   You should rely only on the information contained or incorporated by reference in this prospectus. No one has been authorized to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell the notes in any jurisdiction where the offer to sell the notes is not permitted. You should assume that the information appearing in this prospectus, as well as information we previously filed with the Securities and Exchange Commission that is incorporated in this prospectus by reference, is accurate only as of the date of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

                               ----------------

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Prospectus Summary.........................................................   1
Where You Can Find More Information........................................   4
Forward-Looking Statements.................................................   4
Use of Proceeds............................................................   4
Description of the Notes...................................................   5
The Insurance Policy and the Insurer.......................................  16
Ratings....................................................................  18
Underwriting...............................................................  18
Legal Matters..............................................................  19
Experts....................................................................  19
Appendix A--Form of Redemption Request..................................... A-1
Appendix B--Specimen Insurance Policy...................................... B-1

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                            ALABAMA GAS CORPORATION


                                  $40,000,000
                       6.25% Notes due September 1, 2016

                                  $35,000,000
                       6.75% Notes due September 1, 2031

                               ----------------

                                [Alagasco logo]

                           A.G. Edwards & Sons, Inc.

                          Edward D. Jones & Co., L.P.


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